Exhibit 99.1

MicroVision Announces Second Quarter 2023 Results

REDMOND, WA / ACCESSWIRE / August 8, 2023 / MicroVision, Inc. (NASDAQ:MVIS), a leader in MEMS-based solid-state automotive lidar and ADAS solutions, today announced its second quarter 2023 results.

“We are pleased with our forward momentum over the quarter and the uptick in inbound inquiries during the first half of 2023. Our deepening engagement with automotive OEMs includes opportunities for high-volume passenger vehicle programs as well as commercial vehicle programs seeking unique solutions. Our product offering gives us an array of strategic inroads as potential customers find our products compelling, inviting opportunities in automotive and industrial markets and allowing us to broaden our work with OEMs,” said Sumit Sharma, MicroVision’s Chief Executive Officer. “During the second quarter, we also strengthened our balance sheet, demonstrating to OEMs and other prospective customers and partners our financial strength and ability to scale multiple projects. While the challenging macro-economic environment caused headwinds that led some non-automotive customers to push out delivery requirements, we remain on track to delivering our 2023 development milestones.”

“This quarter we continued to deliver technological progress, in particular demonstrating our sensor fusion software operating at speeds as high as 130 km/h,” continued Sharma. “We made progress in the first half of this year, driven in part by the integration of products, technologies, and teams acquired from Ibeo Automotive earlier this year and we remain enthusiastic about MicroVision’s future.”

Key Financial Highlights for Q2 2023

•

Revenue for the second quarter of 2023 was $0.3 million, flat as compared to the second quarter of 2022. The revenue in the second quarter was primarily connected to the Ibeo acquisition and includes the sale of lidar hardware and related software to various customers.

•

Net loss for the second quarter of 2023 was $20.6 million, or $0.12 per share, which includes $3.0 million of a one-time gain included in other income due to early lease termination incentive offset by a $3.9 million share-based compensation expense, compared to a net loss for the second quarter of 2022 of $13.6 million, or $0.08 per share, which includes $4.1 million of non-cash, share-based compensation expense.

•	Adjusted Gross Profit for the second quarter of 2023 was $0.0 million, compared to $0.3 million for the second quarter of 2022.

•	Adjusted EBITDA for the second quarter of 2023 was a $15.2 million loss, compared to a $9.2 million loss for the second quarter of 2022.

•

Cash used in operations in the second quarter of 2023 was $16.6 million, compared to cash used in operations in the second quarter of 2022 of $9.7 million. This year-over-year increase was primarily driven by the increased operating expenses driven by the acquisition in January 2023.

•	The Company ended the second quarter of 2023 with $93.9 million in cash and cash equivalents including investment securities, compared to $82.7 million at December 31, 2022.

Conference Call and Webcast: Q2 2023 Results

MicroVision will host a conference call and webcast, consisting of prepared remarks by management, a slide presentation, and a question-and-answer session at 2:00 PM PT/5:00 PM ET on Tuesday, August 8, 2023 to discuss the financial results and provide a business update. Analysts and investors may pose questions to management during the live webcast on August 8, 2023.

The live webcast and slide presentation can be accessed on the Company’s Investor Relations website under the Events tab at https://ir.microvision.com/events. The webcast will be archived on the website for future viewing.

About MicroVision

With over 350 employees and global presence in Redmond, Detroit, Hamburg, and Nuremberg, MicroVision is a pioneering company in MEMS-based laser beam scanning technology that integrates MEMS, lasers, optics, hardware, algorithms and machine learning software into its proprietary technology to address existing and emerging markets. The Company’s integrated approach uses its proprietary technology to provide automotive lidar sensors and solutions for advanced driver-assistance systems (ADAS) and for non-automotive applications including industrial, smart infrastructure and robotics. The Company has been leveraging its experience building augmented reality micro-display engines, interactive display modules, and consumer lidar modules.

For more information, visit the Company’s website at www.microvision.com, on Facebook at www.facebook.com/microvisioninc, and LinkedIn at https://www.linkedin.com/company/microvision/.

MicroVision, MAVIN, MOSAIK, and MOVIA are trademarks of MicroVision, Inc. in the United States and other countries. All other trademarks are the properties of their respective owners.

Non-GAAP information

To supplement MicroVision’s condensed financial statements presented in accordance with GAAP, the Company presents investors with the non-GAAP financial measure “adjusted EBITDA” and “adjusted Gross Profit.” Adjusted EBITDA consists of GAAP net income (loss) excluding the impact of the following: interest income and interest expense; income tax expense; depreciation and amortization; and share-based compensation. Adjusted Gross Profit is calculated as GAAP gross profit before stock-based compensation expense and the amortization of acquired intangibles included in cost of revenue.

MicroVision believes that the presentation of adjusted EBITDA and adjusted Gross Profit provides important supplemental information to management and investors regarding financial and business trends, provides consistency and comparability with MicroVision’s past financial reports, and facilitates comparisons with other companies in the Company’s industry, many of which use similar non-GAAP financial measures to supplement their GAAP results. Internally, management uses this non-GAAP measure when evaluating operating performance because the exclusion of the items described above provides an additional useful measure of the Company’s operating results and facilitates comparisons of the Company’s core operating performance against prior periods and its business objectives. Externally, the Company believes that adjusted EBITDA and adjusted Gross Profit are useful to investors in their assessment of MicroVision’s operating performance and the valuation of the Company.

Adjusted EBITDA and adjusted Gross Profit are not calculated in accordance with GAAP, and should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. Non-GAAP financial measures have limitations in that they do not reflect all of the costs associated with the operations of MicroVision’s business as determined in accordance with GAAP. The Company expects to continue to incur expenses similar to the non-GAAP adjustments described above, and exclusion of these items from its non-GAAP financial measures should not be construed as an inference that these costs are unusual or infrequent. The Company compensates for limitations of the adjusted EBITDA measure by prominently disclosing GAAP net income (loss), which the Company believes is the most directly comparable GAAP measure, and providing investors with a reconciliation from GAAP net income (loss) to adjusted EBITDA.

Similarly for Adjusted Gross Profit, the Company compensates for limitations of the measure by prominently disclosing GAAP gross profit which is the difference between Revenue and Cost of revenue, which the Company believes is the most directly comparable GAAP measure, and providing investors with a reconciliation by backing out stock-based compensation expense and the amortization of acquired intangibles included in cost of revenue.

Forward-Looking Statements

Certain statements contained in this release, including the Company’s plans regarding benefits of the acquisition, market position, product portfolio, product capabilities, and expected revenue, expenses and cash usage are forward-looking statements that involve a number of risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Factors that could cause actual results to differ materially from those projected in such forward-looking statements include the risk its ability to operate with limited cash or to raise additional capital when needed; market acceptance of its technologies and products or for products incorporating its technologies; the failure of its commercial partners to perform as expected under its agreements; its financial and technical resources relative to those of its competitors; its ability to keep up with rapid technological change; government regulation of its technologies; its ability to enforce its intellectual property rights and protect its proprietary technologies; the ability to obtain customers and develop partnership opportunities; the timing of commercial product launches and delays in product development; the ability to achieve key technical milestones in key products; dependence on third parties to develop, manufacture, sell and market its products; potential product liability claims; its ability to maintain its listing on The Nasdaq Stock Market, and other risk factors identified from time to time in the Company’s SEC reports, including the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other reports filed with the SEC. These factors are not intended to represent a complete list of the general or specific factors that may affect the Company. It should be recognized that other factors, including general economic factors and business strategies, may be significant, now or in the future, and the factors set forth in this release may affect the Company to a greater extent than indicated. Except as expressly required by federal securities laws, the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changes in circumstances or any other reason.

Investor Relations Contact

Jeff Christensen

Darrow Associates Investor Relations

MVIS@darrowir.com

Media Contact

Robyn Komachi

Marketing@MicroVision.com

Source: MicroVision, Inc.

MicroVision, Inc.

Consolidated Balance Sheet

(In thousands)

(Unaudited)

	June 30, 2023	December 31, 2022
Assets
Current Assets
Cash and cash equivalents	$62,308	$20,536
Investment securities, available-for-sale	31,565	62,173
Restricted cash, current	3,263	—
Accounts receivable, net	821	—
Inventory	2,933	1,861
Advance to IBEO	—	4,132
Deferred tax, current	53	—
Other current assets	2,332	2,306

Total current assets	103,275	91,008

Property and equipment, net	9,949	6,830
Operating lease right-of-use asset	14,422	14,579
Restricted cash	961	1,418
Intangible assets, net	18,321	75
Non-current deferred tax assets	392	—
Other assets	1,335	1,086

Total assets	$148,655	$114,996

Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$1,890	$2,061
Accrued liabilities	6,595	2,058
Accrued liability for Ibeo business combination	6,191	—
Contract liabilities	5,729	4,601
Current portion of operating lease liability	2,285	1,846
Current portion of finance lease obligations	8	21
Other current liabilities	—	839

Total current liabilities	22,698	11,426

Operating lease liability, net of current portion	13,371	13,829
Other long-term liabilities	81	—

Total liabilities	36,150	25,255

Commitments and contingencies

Shareholders’ Equity
Common stock at par value	188	171
Additional paid-in capital	835,410	772,221
Subscriptions receivable	(925)	—
Accumulated other comprehensive loss	(8)	(127)
Accumulated deficit	(722,160)	(682,524)

Total shareholders’ equity	112,505	89,741

Total liabilities and shareholders’ equity	$148,655	$114,996

MicroVision, Inc.

Consolidated Statement of Operations

(In thousands, except earnings per share data)

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022
Revenue	$329	$314	$1,111	$664

Cost of revenue	701	18	1,245	22

Gross profit	(372)	296	(134)	642

Research and development expense	13,851	7,700	26,543	15,293
Sales, marketing, general and administrative expense	9,692	6,265	18,429	12,142
Gain on disposal of fixed assets	(15)	—	(15)	—

Total operating expenses	23,528	13,965	44,957	27,435

Loss from operations	(23,900)	(13,669)	(45,091)	(26,793)
Bargain purchase gain	—	—	1,706	—
Other income (expense), net	3,570	72	4,209	28

Net loss before taxes	$(20,330)	$(13,597)	$(39,176)	$(26,765)

Income tax expense	(279)	—	(460)	—

Net income (loss)	$(20,609)	$(13,597)	$(39,636)	$(26,765)

Net income (loss) per share - basic and diluted	$(0.12)	$(0.08)	$(0.23)	$(0.16)

Weighted-average shares outstanding - basic and diluted	177,302	165,238	176,009	164,902

MicroVision, Inc.

Consolidated Statement of Cash Flows

(In thousands)

(Unaudited)

	Six months ended June 30,
	2023	2022
Cash flows from operating activities
Net loss	$(39,636)	$(26,765)
Adjustments to reconcile net loss to net cash used in operations:
Depreciation and amortization	4,151	901
Bargain purchase gain	(1,706)	—
(Gain)/Loss on disposal of fixed assets	(15)	—
Impairment of property and equipment	12	60
Inventory write-downs	56	17
Share-based compensation expense	6,815	7,854
Net accretion of premium on short-term investments	(695)	269
Non-cash interest expense	—	9
Change in
Accounts receivable	(821)	—
Contract assets	—	—
Inventory	69	(70)
Other current and non-current assets	(31)	1,213
Accounts payable	246	(1,874)
Accrued liabilities	4,138	246
Contract liabilities and other current liabilities	(1,692)	(1,845)
Operating lease liabilities	(1,096)	(619)
Other long-term liabilities	81	—

Net cash used in operating activities	(30,124)	(20,604)

Cash flows from investing activities
Sales of investment securities	48,700	14,500
Purchases of investment securities	(17,302)	(38,134)
Cash paid for Ibeo business combination	(11,233)	—
Purchases of property and equipment	(1,484)	(1,128)

Net cash provided by (used in) investing activities	18,681	(24,762)

Cash flows from financing activities
Principal payments under finance leases	(13)	(15)
Principal payments under long-term debt	—	(392)
Proceeds from stock option exercises	168	416
Net proceeds from issuance of common stock	55,866	—

Net cash provided by financing activities	56,021	9

Change in cash, cash equivalents, and restricted cash	44,578	(45,357)
Cash, cash equivalents and restricted cash at beginning of period	21,954	83,739

Cash, cash equivalents and restricted cash at end of period	$66,532	$38,382

The following table provides a reconciliation of the cash, cash equivalents, and restricted cash balances as of June 30, 2023 and December 31, 2022:

	June 30, 2023	December 31, 2022
Cash and cash equivalents	$62,308	$20,536
Restricted cash	4,224	1,418

Cash, cash equivalents and restricted cash	66,532	21,954

MicroVision, Inc.

Reconciliation of GAAP to Non-GAAP Measures

(In thousands, except earnings per share data)

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022
Reconciliation of Non-GAAP Gross Profit:
Gross Profit	$(372)	$296	$(134)	$642
Share-based compensation expense	—	—	—	—
Amortization of acquired intangibles	387	—	642	—

Non-GAAP Gross Profit	$15	$296	$508	$642

Reconciliation of GAAP Net Loss to Non-GAAP Measure:
GAAP net loss	$(20,609)	$(13,597)	$(39,636)	$(26,765)
Add Interest (net)	(446)	(107)	(945)	(138)
Add Income taxes	345	—	526	—
Add Depreciation & amorization	1,627	418	4,151	901
Add Bargain purchase gain	—	—	(1,706)	—
Add Share-based compensation expense	3,866	4,120	6,815	7,854

Adjusted EBITDA	$(15,217)	$(9,166)	$(30,795)	$(18,148)